Exhibit 1.04

Law Offices of Joseph L. Pittera
2214 Torrance Boulevard
Suite 101
Torrance, California 90501
Telephone (310) 328-3588
Facsimile (310) 328-3063
E-mail: jpitteralaw@gmail.com

January 23, 2015

VIA FACSIMILE AND FIRST CLASS MAIL

Mark Woods

DIBZ, Inc.

Re: CDA Offshore and Michael Anzalone v. DIBZ, Inc.

Dear Mr. Woods:

In consideration of the offer made to settle the current dispute between DIBZ, Inc. and my clients Michael Anzalone and CDA Offshore for 6,400,000 common shares, my clients have asked me to formally put in writing an agreement enshrining a resolution of the dispute between the respective parties as follows:

LETTER AGREEMENT AND MUTUAL RELEASE

This Letter Agreement (hereinafter, “Agreement”) is entered into by and between Michael Anzalone, individually and CDA Offshore, a Panamanian corporation on the one hand (“Plaintiffs”), and DIBZ International, Inc., a Nevada corporation, (“Defendant”) on the other hand, this 23rd day of January, 2015.

Recitals

WHEREAS, disputes have arisen between Plaintiffs and Defendant regarding performance of their respective obligations pursuant to and in connection with an investment by Plaintiffs in Defendant,

WHEREAS, these disputes resulted in Plaintiffs requesting stop transfers on all stock certificates issued by the Defendants Transfer Agent,

WHEREAS, without conceding any liability one to the other arising from the disputes, all parties to this Agreement wish to settle and resolve all disputes having arisen in connection with the Judgment and wish to provide for the dismissal of the Action upon Defendants completing their obligations hereunder.

NOW THEREFORE, IN EXCHANGE FOR THE MUTUAL CONSIDERATIONS SET FORTH HEREIN, THE PARTIES AGREE AS FOLLOWS:

1. The above recitals are affirmed and incorporated herein by reference.

2. The parties herein agree to the following terms and conditions to forever settle their dispute:

(i)	Defendant shall issue to Plaintiffs a total of 6,405,800 common shares according to the following schedule:

a)	3,207,900 common shares shall be issued to CDA Offshore,

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b)	3,207,900 common shares shall be issued to Michael Anzalone.

(ii)	Upon receipt of the 6,415,800 common shares outlined above, Plaintiffs shall immediately perform the following:

(a) Release the hold imposed with the Defendants Transfer Agent;

(b) Release Defendant from any and all liability.

(iii)	In the event that Defendants fail to make any of the above listed transfers to Plaintiffs this Agreement shall be deemed null and void.

3. The parties do hereby waive, relinquish and discharge each other and their respective heirs, successors, assigns, partners, shareholders, representatives, agents, employees, officers, directors and attorney’s from any and all actions, causes of action, suits, debts, liabilities, claims, attorney’s fees, demands, costs, expenses, or damages of any kind and nature whatsoever which the parties may have against each other from the beginning of time through the date of this agreement except for those obligations as set forth in this agreement.

4. The parties acknowledge that they are aware that the general releases aforementioned constitute a full and final accord and satisfaction and are a complete and final bar to any and all claims which each might have against the other, whatsoever. Further the parties acknowledge that they have been informed of and are fully familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The parties hereto, after consultation with legal counsel, hereby waive and relinquish all rights and benefits provided under Civil Code Section 1542.

5. The parties hereto, and each of them, represent and warrant that they have not assigned or transferred, or purported to assign or transfer, to any person or entity any of the claims, debts or rights released herein.

6. The parties agree to execute any and all other documents reasonably necessary to effectuate the terms of this Agreement and agree to effectuate its terms and cooperate with each other in good faith.

7. The parties hereto and each of them, declare that in executing this agreement they rely solely upon their own judgment, belief and knowledge and the advise and recommendations of their own independently selected counsel concerning the nature, extent, and duration of the rights and claims, and that they have not been influenced to any extent whatsoever in executing the same by any other parties hereto or by any person representing them, or any of them.

8. Each of the parties represents that the persons and entities executing this agreement have the legal authority to do so and individuals signing on behalf of an entity are properly authorized to execute this agreement on behalf of the entity.

9. For the convenience of the parties, this agreement may be executed in one or more facsimile counterparts all of which together shall be considered an original. All of the counterparts shall constitute one and the same agreement after signatures by all of the parties.

10. This document contains the entire agreement and understanding concerning the subject matter among the parties and supersedes and replaces all prior negotiations and proposed agreements, whether written or oral. Each of the parties acknowledges no other party, nor any agent or attorney of any other party, has made any promise, representation or warranty whatsoever, express or implied, not contained in this agreement, concerning the subject matter hereof, to induce them to execute this agreement and give the releases contained herein and each party acknowledges each has not executed this agreement in reliance on any such promise, representation or warranty not expressly contained herein.

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11. The provisions of this release are severable, and should any provision for any reason be unenforceable, the balance shall nonetheless be of full force and effect.

12. If any provision of this release shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, it shall in no way affect any other provision of this release, the application of any such provision in any other circumstance, or the validity or enforceability of this release, and any provision which is found to be void, invalid or unenforceable shall be limited only to the extent necessary to bring such provision within the requirements of the law.

13. In the event that any action, suit or proceeding is brought concerning the validity, performance or enforcement of this release, or any provision thereof, or any of the matters released hereby, the prevailing party in such action, suit or proceeding shall be entitled to reasonable attorney’s fees and costs of litigation.

14. This release is entered into in the State of California and shall be interpreted in accordance with the laws of California and enforced and interpreted by its courts. This release shall not be construed as being drafted by any one party and any uncertainty or ambiguity existing in this release shall not be interpreted against any party to the subject dispute.

15. The parties do not agree, and do not intend this agreement to inure to the benefit of any third parties, or any other party who is not a party to this agreement.

16. The parties hereto shall bear their own costs and attorneys’ fees incurred in connection with the dispute as described in the settlement thereof. In the event of a breach of this agreement the prevailing party shall be entitled to their attorney fees and costs.

17. This agreement is intended to be a confidential settlement between the parties and as such all the parties hereto agree that the terms and conditions of this Settlement Agreement shall remain in confidence between the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth below.

/s/	1/23/15
CDA Offshore and Assigns	Dated

/s/	1/23/15
Michael Anzalone	Dated

/s/	1/23/15
Mark Woods	Dated
DIBZ International, Inc.

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